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                                 Exhibit 21.1

                          Subsidiaries of Registrant


Scottish Annuity & Life Insurance Company (Cayman) Ltd.
Scottish Annuity Company (Cayman) Ltd.
Scottish Holdings, Inc.
Harbourton Reassurance, Inc.